Exhibit 14

CODE OF BUSINESS
CONDUCT
AND
ETHICS

Lexington Realty Trust

As of September 19, 2018

INTRODUCTION

Every employee, executive officer and trustee and certain consultants (collectively, “Covered Persons”) must read and understand this Code of Business Conduct and Ethics (this “Code”), and must sign the acknowledgement card contained in this booklet acknowledging that you have received, read, understand, have complied with, and will continue to comply with the standards of conduct contained in this Code, while undertaking any work on behalf of Lexington Realty Trust, including its subsidiaries and joint venture investment programs (collectively, “Lexington”).

QUESTIONS ABOUT THE CODE; REPORTING SUSPECTED VIOLATIONS

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you are faced with a difficult business decision that is not addressed in this Code, ask yourself the following questions:

•    Is it legal, ethical or proper?

•    Is it honest and fair?

•    Does it violate Lexington’s policy?

•    Is it in the best interests of Lexington and its shareholders?

•    How does this make me feel about myself and Lexington?

•    What would my family think about it?

•    Would I feel comfortable if an account of my actions were published with my name in the newspaper?

If you still feel uncomfortable about a situation or have any doubts about whether it is consistent with Lexington’s ethical standards, seek help. We encourage you to contact Lexington’s HR Director. If the situation involves an issue unrelated to HR matters or you feel appropriate action is not being taken, you should contact the Lexington Realty Trust Hotline, by telephone at 844-502-7786 or on the web at http://LXP.ethicspoint.com. Retaliation of any kind against any employee for raising any issues of concern is strictly prohibited and will not be tolerated.

Lexington is committed to continuously reviewing and updating its policies and procedures. Therefore, this Code is subject to modification. Unless otherwise stated, this Code supersedes all other such codes, standards of conduct, policies, procedures, instructions, practices, rules and written or verbal representations concerning the subject matter of this Code to the extent they are inconsistent.

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ETHICS AND COMPLIANCE

Lexington operates its business in accordance with the highest ethical standards and in compliance with laws. Lexington places the highest value on the integrity of each of its employees, executive officers, trustees and representatives. All Covered Persons must respect and obey the laws of the jurisdictions in which Lexington operates and the rules and regulations applicable to Lexington’s business. Although not all Covered Persons are expected to know the details of these laws, rules, and regulations, it is important to know enough to determine when to seek advice. Compliance with the law does not replace the need to act with the highest honest and ethical standards.

To promote compliance with laws, rules, regulations, and the policies of Lexington, including insider trading rules, other securities laws, anti-corruption laws, and anti-discrimination and anti-harassment laws and policies, Lexington has established various compliance policies and procedures and, where appropriate, may conduct information and training sessions.

CONFLICTS OF INTEREST, RELATED PARTY TRANSACTIONS AND CORPORATE OPPORTUNITIES

Generally

A “conflict of interest” occurs when a Covered Person’s personal or private interest interferes in any way - or even appears to interfere in any way - with the interests of Lexington or its shareholders as a whole. A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when a Covered Person or a “member of his or her family,” receives improper personal benefits as a result of his or her position in Lexington. Loans to, or guarantees of obligations of, such individuals are of special concern. Lexington is generally prohibited from making loans to, or guaranteeing the obligations of, any such individuals. In addition, loans, or guarantees of obligations from, or personal financial transactions with, any company that is a material tenant, broker/agent, partner, lender or competitor of Lexington, or any other person who does significant business with Lexington, are prohibited. This guideline does not prohibit arms–length loans from or transactions with recognized banks, brokerage firms or other financial institutions regularly engaged in the business of making loans or engaging in such transactions to the public generally.

Service to Lexington should never be subordinated to personal gain or advantage. Covered Persons must avoid doing anything that creates a conflict of interest, or the appearance of a conflict of interest, in regard to their responsibilities to Lexington. Covered Persons may not use Lexington’s name, information or goodwill for personal gain or for the gain of others.

A “corporate opportunity” is any opportunity that, upon reasonable belief: (a) (i) is within Lexington’s existing line of business or (ii) is one in which Lexington either has an existing interest or a reasonable expectancy of an interest (due to Lexington’s then-existing business strategy or otherwise), and (b) the opportunity must have been presented to or become known to the Covered Person as a direct result of a relationship with Lexington. Lexington’s line of business is investments in single-tenant real estate except for charter schools and lodging operations.

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A “related person transaction” is any transaction or arrangement in which Lexington participates and a Covered Person has a direct or indirect material interest. Any modification to an arrangement that is a related person transaction (even though such arrangement has been reviewed under this Code) shall, unless clearly incidental in nature, be considered a separate related person transaction.

A “third party transaction” is any transaction or arrangement between a Covered Person and a third party, the opportunity for which was discovered or pursued through the use of Lexington’s property, information or position or through the Covered Person’s relationship with Lexington.

Anything that would present a conflict of interest for an employee or consultant, including a family member, must be consented to by Lexington’s Chief Executive Officer and General Counsel if you are a non-Executive employee or a consultant.

The terms “immediate family member” and “member of his or her immediate family” mean a spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the household of a director, executive officer, director nominee or greater than five percent owner of voting securities.

Even if there is no apparent conflict, employees and consultants should endeavor to get prior approval before becoming a consultant, employee or representative of another organization.

Supplemental Policy for Certain Covered Persons

The Board of Trustees (the “Board”) of Lexington has adopted a Supplemental Policy (this “Supplemental Policy”) with respect to corporate opportunities, related person transactions and third party transactions for the following Covered Persons, their immediate family members and entities that are controlled by or closely affiliated with them at any time during the current fiscal year, even if such relationship has ceased (each, a “Supplemental Policy Covered Person”):

•    trustees and trustee nominees of Lexington and of its subsidiaries; and
•    executive officers of Lexington and of its subsidiaries.

This Supplemental Policy consists of guidelines that the Board and the Audit Committee, to whom the Board has delegated authority for implementation of this Supplemental Policy, shall use in the review of transactions subject to this Supplemental Policy. Corporate opportunities, related person transactions, and third party transactions are collectively referred to in this Supplement Policy as “Proposed Transactions.”

Guidelines for Submission of Proposed Transactions

1.    A Supplemental Covered Person is required to disclose the intent to pursue a Proposed Transaction and all material facts with respect to such transaction to Lexington’s General Counsel as soon as the Supplemental Policy Covered Person is reasonably aware of the Proposed Transaction. The General Counsel shall review the Proposed Transaction and notify the Audit Committee of the Proposed Transaction.

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2.    A Proposed Transaction that is a corporate opportunity that the Management-Investment Committee of Lexington (the “MIC”) (consisting of the non-conflicted members) determines Lexington is interested in pursuing shall not be pursued by any Supplemental Policy Covered Person.
3.    All other Proposed Transactions may not be pursued by a Supplemental Policy Covered Person unless consented to by the Audit Committee in its sole and absolute discretion. Consent to a Proposed Transaction is not an endorsement of the Proposed Transaction or any of its terms.
4.    A Supplemental Policy Covered Person that intends to pursue or otherwise has an interest in a Proposed Transaction shall be recused from any and all discussions, meetings, negotiations or similar functions on behalf of Lexington that are related to such Proposed Transaction, unless and until that Supplemental Policy Covered Person certifies to the Audit Committee that they do not intend to pursue, or no longer have an interest in, that Proposed Transaction.
5.    A Supplemental Policy Covered Person who has knowledge of a Proposed Transaction involving another Supplemental Policy Covered Person has an affirmative duty to disclose known facts to the General Counsel, and further may not cause Lexington to decline an interest in a Proposed Transaction without the approval of the Audit Committee.
6.    If a Supplemental Policy Covered Person is a non-employee trustee who intends to pursue an opportunity that is not a corporate opportunity because the opportunity was not presented to and did not become known to the Supplemental Policy Covered Person as a direct result of his or her relationship with Lexington (i.e., part (b) of the definition of corporate opportunity was not met), then the provisions of this Supplemental Policy shall not apply, except that:
(a)    the Supplemental Policy Covered Person should disclose the intent to pursue the opportunity and all material facts with respect to such opportunity to the Audit Committee as soon as the Supplemental Policy Covered Person is reasonably aware of the opportunity; and
(b)     the Supplemental Policy Covered Person shall be recused from any and all discussions, meetings, negotiations or similar functions on behalf of Lexington that are related to such opportunity, unless and until that Supplemental Policy Covered Person certifies to the Audit Committee that they do not intend to pursue, or no longer have an interest in, that opportunity.

Guidelines for Review of Proposed Transactions Subject to this Supplemental Policy

1.    If the Audit Committee elects not to review a Proposed Transaction, no Supplemental Policy Covered Person shall pursue such Proposed Transaction. If the Audit Committee elects to review a Proposed Transaction, the Audit Committee will review all facts and circumstances it deems relevant. The Audit Committee shall then have the option to do one of the following:
(a)    reject the Proposed Transaction on behalf of Lexington; or
(b)    consent to the pursuit of the Proposed Transaction on behalf of Lexington; or
(c)    consent to the pursuit of the Proposed Transaction on behalf of the Supplemental Policy Covered Person, solely in their capacity as a Supplemental Policy Covered Person under this Supplemental Policy; or

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(d)    ask the full Board (without any conflicted members present) to consider the Proposed Transaction so the Board may then take either of the actions described above.

2.    With respect to a corporate opportunity, if the Audit Committee or the Board rejects the corporate opportunity on behalf of Lexington, it may or may not consent to the pursuit of the corporate opportunity by the person who brought the opportunity to the Trust’s attention.
3.    The Audit Committee shall advise the Board of all of its determinations made in accordance with this Policy.
CONFIDENTIALITY

One of Lexington’s most important assets is its confidential information. Lexington’s legal obligations and its competitive position often mandate that this information remain confidential.

Confidential information includes all non-public information that might be of use to competitors, or harmful to Lexington or its tenants or customers, if disclosed. Confidential information relating to Lexington’s financial performance (e.g. financial results of Lexington’s operations), other transactions or events, or its tenants or customers can have a significant impact on the value of Lexington’s securities. Premature or improper disclosure of such information may expose the individual involved and/or Lexington to onerous civil and criminal penalties.

Employees, executive officers, trustees and Consultants must maintain the confidentiality of information entrusted to them by Lexington or its tenants or customers, except when disclosure is authorized or legally mandated. Therefore, employees, executive officers, trustees and Consultants must not disclose confidential information to anyone outside Lexington, except for limited legitimate business purposes (such as contacts with Lexington’s accountants, lawyers and advisors or persons subject to confidentiality agreements). Even within Lexington, confidential information should be discussed only with those who have a need to know the information. The obligation to safeguard confidential information continues even after an employee, executive officer, trustee or Consultant is separated from service to Lexington.

These same rules apply to confidential information relating to other companies with which Lexington does business. In the course of the many pending or proposed transactions that Lexington has under consideration at any given time, there is a great deal of non-public information relating to other companies to which our employees may have access. This could include material non-public information that is likely to affect the value of the securities of the other companies. Confidential information includes all non-public information that might be of use to competitors, or harmful to Lexington or its customers if disclosed, and could be positive or negative information about the other companies.

Employees, executive officers, trustees and Consultants who learn confidential information about tenants, suppliers, customers, joint venture partners, acquisition targets or competitors through their work at Lexington must keep it confidential and must not buy or sell stock in such companies until at least three days after the information becomes public. Employees, executive officers, trustees and Consultants must not give tips about such companies to others who may buy or sell the stocks of such companies.

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The obligation of confidentiality continues after employees, executive officers, trustees and consultants are no longer affiliated or engaged by Lexington.

If you reasonably believe that confidential information relating to Lexington or other companies with which Lexington does business may have been misused or improperly shared, you must inform Lexington’s General Counsel or the Lexington Realty Trust Compliance Hotline immediately.

FAIR DEALING

Each employee, executive officer, trustee and Consultant should endeavor to deal fairly with Lexington’s tenants, customers, suppliers, competitors, and other employees, executive officers and trustees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Relationships with Tenants, Brokers/Agents, Partners and Lenders

Our business success depends upon our ability to foster lasting relationships with tenants, brokers/agents, partners, and lenders. Lexington is committed to dealing with these persons and entities fairly, honestly, and with integrity. Specifically, you should keep the following guidelines in mind when dealing with such companies or persons:

•    Information we supply to these persons and entities should be as current, accurate, and complete as available. No one should deliberately misrepresent information to these companies or persons.

•    Entertainment of these companies and entities should not exceed reasonable and customary business practice. Employees, executive officers, trustees and Consultants should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for decisions of these persons and entities unless expressly approved by (1) Lexington’s Chief Financial Officer and General Counsel if you are a non-Executive employee or a consultant or (2) the Audit Committee Chair of Lexington’s Board of Trustees if you are an Executive Officer or a Trustee. Please see “Gifts and Gratuities” herein for additional guidelines in this area.

Relationship with Competitors

Lexington is committed to free and open competition in the marketplace and throughout all business dealings. Employees, executive officers, trustees, and Consultants should avoid all actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.

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LEGAL COMPLIANCE

Pertinent laws of every jurisdiction in which Lexington operates must be followed. Each employee, executive officer, trustee and Consultant is charged with the responsibility of acquiring sufficient knowledge of the laws relating to his or her particular duties in order to recognize potential dangers and to know when to seek legal advice. In any instance where the law is ambiguous or difficult to interpret, the matter should be reported to Lexington’s HR Director, General Counsel, or the Lexington Realty Trust Compliance Hotline.

DISCRIMINATION AND HARASSMENT

Lexington is proud of its professional and congenial work environment, and seeks to ensure that the work environment remains pleasant for all that work here. All employees, executive officers, trustees, and Consultants must treat each other with courtesy, consideration, and professionalism. Lexington will not tolerate harassment of an employee by any other employee or supervisor for any reason. In addition, harassment for any discriminatory reason, such as race, sex, national origin, disability, sexual orientation, age, or religion, is prohibited by state and federal laws, and may subject Lexington and/or the individual harasser to liability for any such unlawful conduct.

Please see Lexington’s policies on harassment contained in the Employee Handbook for more guidelines in this area.

ENVIRONMENT, HEALTH AND SAFETY

It is Lexington’s policy to establish and manage a safe and healthy work environment and manage its business in ways that are sensitive to the environment and conserve natural resources. Lexington will comply with all environmental, health, and safety laws and will internally establish and comply with our own stricter standards where we believe the applicable laws do not adequately protect health, safety or the environment.

Each employee has a responsibility to maintain a healthy and safe workplace for all employees by following health and safety rules and practices and reporting accidents, injuries, and unsafe equipment, practices or conditions to the appropriate manager or to HR.

Alcohol and Drugs

Lexington is committed to maintaining a drug-free work place. All employees and executive officers must comply strictly with Lexington policies contained in the Employee Handbook regarding the abuse of alcohol and the possession, sale, and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on Lexington’s premises, except at specified Lexington-sanctioned events. Possessing, using, selling, or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on Lexington’s premises. Likewise, you are prohibited from reporting for work or driving a Lexington vehicle or any vehicle on Lexington business while under the influence of alcohol or any illegal drug or controlled substance.

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Violence Prevention and Weapons

The safety and security of employees and executive officers is vitally important. Lexington will not tolerate violence or threats of violence in, or related to, the workplace. Employees and executive officers who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on Lexington’s property or affects Lexington’s business must immediately report the situation to their supervisor, Lexington’s HR Director, or the Lexington Realty Trust Compliance Hotline.

Lexington does not permit any individual to have weapons of any kind in or on Lexington’s property or elsewhere, while on Lexington business. This is true even if you have obtained legal permits to carry weapons.

GIFTS AND GRATUITIES

Unsolicited gifts of nominal value or business entertainment may be permissible if they are (1) customary in the trade or industry, (2) do not exceed a value considered prudent and ordinary by Lexington’s management, and (3) are given and accepted without an express or implied understanding that each recipient is in any way obligated. It is never acceptable to solicit gifts, gratuities, or business courtesies or entertainment for the benefit of a Lexington employee, executive officer, trustee, family member, or friend. If you are in doubt about the policy’s application, Lexington’s HR Director should be consulted.

No employee or Lexington representative will directly or indirectly give, offer, ask for, or accept a gift or gratuity from an employee or other representative of any current or potential tenant or supplier in connection with a transaction or a proceeding between Lexington and the other organization. Gifts and gratuities that are not connected with a transaction or proceeding are acceptable if they meet the rule set forth in the paragraph below.

Employees, executive officers, trustees and Consultants who deal with Lexington’s tenants, lenders, borrowers, suppliers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, no employee should ever receive a payment or anything of value in exchange for a decision involving Lexington’s business. If you have questions regarding any gift or gratuity, or are aware of any improper gift or gratuity, you must inform Lexington’s General Counsel or the Lexington Realty Trust Compliance Hotline.

BRIBERY AND CORRUPTION

Bribery, kickbacks or other improper payments have no place in Lexington’s business. Lexington does not tolerate any form of bribery or corruption in either the public or private sectors. Covered Persons are specifically prohibited from making, offering or promising to make a payment or transferring anything of value (including any service, gift or entertainment) to any person or entity with the intention of improperly obtaining or retaining business, or for any other improper purpose or business advantage. This prohibition applies to third parties acting on Lexington’s behalf. You cannot do through third parties or with your personal funds that which you are prohibited from doing directly or with Lexington’s assets.

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Items of value include meals, tickets to sporting or theatre events, travel, interest free loans, offers of employment, or gifts, i.e. wine, cigars, and gift certificates. Any expenses given in the context of Lexington’s business – whether to a private party with whom we are negotiating a deal or a government official who has the power to approve construction licenses – must be lawful, reasonable in amount, and not intended in exchange for the recipient doing Lexington a favor or giving Lexington a benefit or advantage improperly. Lexington is committed to winning business fairly and ethically.

All expenses you incur must be directly related to the proper promotion of Lexington’s business, transparently disclosed, and fully documented with supporting documentation attached. Before incurring any expense, especially involving any government official, think about the questions on the first page of this Code; for example, would you feel comfortable if the expense were published in the newspaper with your name as the payor?

Before making any payment or incurring any expense in any amount related to any government officials, in the United States or abroad, you must receive approval from Lexington’s General Counsel. Any meals or entertainment involving any government officials must be disclosed to Lexington’s General Counsel to ensure the value and venue are consistent with applicable law. If you receive requests from government officials for any type of benefit or payment, even a “grease” payment to expedite a government function, you must inform Lexington’s General Counsel immediately.

Lexington complies fully with all applicable laws related to bribery and corruption, including United States federal and state laws prohibiting payments to government officials, commercial bribery laws, the Foreign Corrupt Practices Act of 1977 (“FCPA”), and any foreign anti-bribery laws that may apply to business conducted by Lexington or third parties acting on our behalf outside the United States. You must ensure that any third parties with whom you interact in connection with Lexington business are aware of their obligations to comply with these laws.

If you reasonably believe that anyone has offered a bribe or other improper payment in connection with Lexington business, you must inform Lexington’s General Counsel or the Lexington Realty Trust Compliance Hotline.

INSIDER TRADING

Lexington has a long-standing commitment to comply with all securities laws and regulations. Under federal securities laws, it is unlawful for persons with insider or material non–public information to trade shares of Lexington’s securities.

Please see Lexington’s Policy Statement on Inside Information and Insider Trading for more guidelines in this area.

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ACCOUNTING MATTERS

Internal Accounting Controls

Lexington places the highest priority on “best practices” disclosure. Our annual reports, quarterly reports and press releases, and other public disclosure of Lexington’s financial results reflect how seriously we take this responsibility.

Each employee, executive officer, trustee, and Consultant shares this responsibility with senior management and the Board of Trustees and must help maintain the integrity of Lexington’s financial records. This Code cannot practically include a review of the extensive accounting requirements Lexington must fulfill. To meet these obligations however, Lexington must rely on employee truthfulness in accounting practices. Employees, executive officers, trustees, and Consultants must not participate in any mistreatment of Lexington’s accounts. No circumstances justify the maintenance of “off-the-books” accounts to facilitate questionable or illegal payments. Lexington trusts that every employee, executive officer, trustee, and Consultant understands that protecting the integrity of our information gathering, information quality, internal control systems, and public disclosures is one of the highest priorities Lexington has as a company.

If you ever observe conduct that causes you to question the integrity of our internal accounting controls and/or disclosure, or you otherwise have reason to doubt the accuracy of our financial reporting, it is imperative that you report these concerns immediately in accordance with the procedures described below.

Improper Influence on the Conduct of Audits.

It is unlawful for any employee, executive officer, trustee or Consultant, or any other person acting under the direction of such person, to take any action to fraudulently influence, coerce, manipulate, or mislead the independent accountants engaged in the performance of an audit of Lexington’s financial statements for the purpose of rendering such financial statements materially misleading. Any such action is a violation of this Code. Types of conduct that might constitute improper influence include the following:
•    offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services,
•    providing an auditor with inaccurate or misleading accounting, tax, or legal analysis,
•    threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to Lexington’s accounting practices or procedures,
•    seeking to have a partner removed from the audit engagement because the partner objects to Lexington’s accounting practices or procedures,
•    blackmailing, and
•    making physical threats.

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Any employee, executive officer, or trustee who engages in such conduct will be subject to sanctions under the Code, including dismissal in the case of an employee, in addition to potential civil and criminal liability.

COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

The procedures set forth below have been adopted by and will be administered under the supervision of the Audit Committee of Lexington. Lexington encourages employees, executive officers, trustees, Consultants and others to submit a good faith complaint regarding accounting or auditing matters to Lexington without fear of dismissal or retaliation of any kind. Lexington is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls, and audit practices.

Lexington has established the following procedures for (1) the receipt, retention and treatment of complaints and allegations regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”) and (2) the confidential, anonymous submission by employees, executive officers, trustees, and Consultants of concerns regarding Accounting Matters.

These procedures are subject to modification from time to time by the Audit Committee as the Audit Committee may deem appropriate in the best interests of Lexington or as required by applicable laws.

Receipt of Complaints

Employees, executive officers, trustees, consultants or others with concerns regarding Accounting Matters may, as applicable, report their concerns to the Lexington Hotline by telephone at 844-502-7786 or on the web at http://LXP.ethicspoint.com. Complaints are reviewed by the Chairman of the Audit Committee and the General Counsel, as appropriate, and reported to the Board on an as needed basis, but not less than quarterly.

Treatment of Accounting Matter Complaints

Upon receipt of a complaint, the Audit Committee will: (i) review and determine whether the complaint actually pertains to Accounting Matters; (ii) when so determined, investigate the complaint; (iii) when so required, report the complaint to Lexington’s independent auditors, and (iv) when possible, acknowledge receipt of the complaint to the sender.

Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. In addition, prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Audit Company will monitor any corrective action, as appropriate. The Audit Committee will keep the Board updated, as appropriate

Lexington will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

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Reporting and Retention of Complaints And Investigations

The Audit Committee will maintain a log that tracks the receipt of all complaints, indicating the substance thereof, whether they involve Accounting Matters and the status or results of any investigation and resolution thereof, and shall prepare and submit to the Board of Trustees a quarterly summary of the complaints logged, investigated and resolved. Copies of complaints, the complaint log and summaries will be maintained by Lexington in accordance with Lexington’s document retention policy.

MAINTAIN ACCURATE AND COMPLETE RECORDS

Every employee has the responsibility to maintain accurate and complete records. No false, misleading, or artificial entries may be made on Lexington’s books and records. No funds or assets may be maintained or used by or on behalf of the company for any illegal or improper purposes. All transactions and expenses must be fully and completely documented, with supporting documentation where appropriate (i.e. contracts, receipts, etc.) and recorded in the company’s accounting records. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm, and all other media.

Lexington’s responsibilities to its shareholders and the investing public require that all of Lexington’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect Lexington’s transactions, and must conform both to applicable legal requirements and to Lexington’s system of internal controls and generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and you should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, text messages, internal memos, and formal reports.

You should retain documents and other records in accordance with Lexington’s Document Retention Policy set forth in Lexington’s Employee Handbook. If you do not have access to Lexington’s Employee Handbook, please request a copy of the Document Retention Policy from Lexington’s HR Director. All documents not required to be retained for business or legal reasons, including draft work product, should not be retained and should be destroyed in order to reduce the high cost of storing and handling the vast amounts of material that would otherwise accumulate. However, under unusual circumstances, such as litigation, governmental investigation or if required by applicable law and regulations, you may be notified if retention of documents or other records is necessary.

CONTRIBUTIONS AND DONATIONS

Lexington will not make any contributions or donations, directly or indirectly, to any charitable organization or effort (unless there is an express business purpose) or candidate for public office, political parties or other political organizations. In addition, employees may not be given time off with pay for political activity, except as permitted in the Employee Handbook, although time off without pay may be possible if consistent with local policies and laws.

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PROHIBITIONS ON FINANCIAL TRANSACTIONS INVOLVING DESIGNATED COUNTRIES, ENTITIES, AND PERSONS

The United States, as well as other countries, prohibits business and financial transactions involving designated countries, or persons or entities acting on their behalf. For example, the United States has imposed economic sanctions and embargoes that target transactions involving Burma (Myanmar), Iran, Sudan, and Syria. United States regulations also block the assets of and prohibit transactions with known terrorists and foreign terrorist organizations. Other countries may be subject to limited embargo and sanctions programs. If any Covered Person is in doubt about whether they are dealing with a restricted country, check the Sanctions Program and Country Summaries found on the Office of Foreign Assets Control (OFAC) website or consult with Lexington’s General Counsel.

Because of the serious consequences of violating these restrictions, it is essential that Covered Persons “know their customers,” including all clients, prospects, and vendors (including affiliates, subsidiaries and other related parties). Prior to transacting any business, thorough checks should be made to ensure that transactions involving those customers are not restricted by applicable laws. If you are in doubt about the identities of the parties with whom you are dealing, check the names of the individuals or entities against OFAC’s list of Specially Designated Nationals and Blocked Persons (SDN list), which can be searched on OFAC’s website: www.treasury.gov/ofac, or consult with Lexington’s General Counsel.

MONEY LAUNDERING

Every Covered Person has the responsibility to help protect Lexington from being unknowingly implicated in a money laundering transaction. Money laundering is a term used to describe the process of integrating profits from illegal activities into the legitimate financial system so that the profits appear to have originated from a legitimate source. Money laundering can involve any movement of funds or cash, and typically is accomplished by creating layers of transactions that obscure the source of the funds.

Money laundering issues are complex, and you should not attempt to handle them on your own. If any Covered Person is concerned about or becomes aware of any questionable circumstances that suggest illegal funds may be funneled through transactions with Lexington, consult with Lexington’s General Counsel immediately.

DEALINGS WITH THE PRESS AND COMMUNICATIONS WITH THE PUBLIC

Lexington has adopted a Policy on Disclosure Controls to ensure that information required to be disclosed by Lexington in the reports that it files with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized, and reported within the time periods specified by the SEC. Please consult Lexington’s Policy on Disclosure Controls prior to any dealings with the press or communications with the public. To obtain a copy of Lexington’s Policy on Disclosure Controls contact Lexington’s HR Director.

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SAFEGUARDING LEXINGTON ASSETS AND RECORDS

Safeguarding Lexington’s assets and records is the responsibility of all employees, executive officers, trustees, and Consultants. Lexington’s facilities, materials, equipment, information, and other assets should be used only for conducting Lexington’s business and are not to be used for any unauthorized purpose. Employees, executive officers, trustees, and Consultants should guard against waste and abuse of Lexington assets in order to improve Lexington’s productivity

The obligation of employees, executive officers, and trustees to protect Lexington’s assets includes protection of Lexington’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing, and service plans, designs, tenant lists, transaction lists, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Lexington policy. It could also be illegal and result in civil or even criminal penalties.

AMENDMENTS / WAIVERS

Any amendment to this Code or waiver of any provision of this Code for executive officers or trustees must be approved by the Nominating and Corporate Governance Committee and will be promptly disclosed to Lexington’s shareholders as required by applicable laws, rules or regulations including, without limitation, the requirements of the New York Stock Exchange. With regard to employees who are not executive officers and Consultants, waivers must be approved by the Chief Executive Officer and the General Counsel.

ENFORCEMENT

The conduct of each employee, executive officer, trustee and Consultant matters vitally to Lexington. A misstep by a single employee, executive officer, trustee or Consultant can cost Lexington a great deal; it undermines all of our reputations. For these reasons, violations of this Code or other Lexington policies may lead to significant penalties, including dismissal.

Lexington’s executive management will take action as deemed appropriate with respect to any employee or Consultant who violates any provision of this Code. Any alleged violation by an executive officer or trustee will be presented promptly to the Nominating and Corporate Governance Committee for its consideration. The Nominating and Corporate Governance Committee shall, in its sole judgment, take such action as it deems warranted.

Lexington’s HR Director will keep records of all reports created under this Code and of all action taken under this Code. All such records will be maintained in such manner and for such periods as are required under applicable federal and state law.

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NON-RETALIATION

To the extent possible, Lexington will endeavor to keep confidential the identity of anyone reporting a violation of the Code. You will be treated with dignity and respect, your concerns will be seriously addressed and you will be informed of the outcome. Lexington will also keep confidential the identities of employees about whom allegations of violations are brought, unless or until it is established that a violation has occurred. It is Lexington’s policy that retaliation against employees, executive officers, trustees or Consultants who report actual or suspected Code violations is prohibited; anyone who attempts to retaliate will be subject to disciplinary action, up to and including dismissal.

CONDITION OF EMPLOYMENT OR SERVICES

All employees, executive officers, trustees, and Consultants shall conduct themselves at all times in the best interests of Lexington. Compliance with this Code shall be a condition of employment (or engagement with respect to Consultants) and of continued employment (or engagement with respect to Consultants) with Lexington, and conduct not in accordance with this Code may result in disciplinary action, including termination of employment.

This Code is not an employment contract nor is it intended to be an all-exclusive policy statement on the part of Lexington. Lexington reserves the right to provide the final interpretation of the policies it contains and to revise those policies as deemed necessary or appropriate.

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RECEIPT, ACKNOWLEDGEMENT AND AGREEMENT

All employees, executive officers, trustees, and Consultants are responsible for reading, understanding and complying with the principles outlined in this Code. Please acknowledge the foregoing by signing the attached card and returning it to Lexington’s HR Director.

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I acknowledge that I have received, read, understand, complied with, and agree to comply and continue to comply with Lexington Realty Trust’s Code of Business Conduct and Ethics, as of September 19, 2018. I understand and agree that the Code of Business Conduct and Ethics is not an employment contract between Lexington Realty Trust and me and supersedes all prior versions of a code of business conduct and ethics.

I understand that if I have questions related to the standards of conduct outlined in the Code of
Business Conduct and Ethics, I am to discuss them promptly with Lexington’s HR Director.

Signature:	Date:

Print Name:

In lieu of manual signatures, employees, executive officers, trustees and Consultants may provide receipt, acknowledgement and agreement electronically.

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